Exhibit (d)(2)(ii)
NEUBERGER BERMAN EQUITY FUNDS
MANAGEMENT AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN EQUITY FUNDS

Neuberger Berman Dividend Growth Fund
Neuberger Berman Global Real Estate Fund
Neuberger Berman Greater China Equity Fund
Neuberger Berman International Small Cap Fund
Neuberger Berman U.S. Equity Impact Fund

  Date:  March 3, 2021

NEUBERGER BERMAN EQUITY FUNDS
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

Fund	Rate of Compensation based on each Fund’s average daily net assets
Neuberger Berman Dividend Growth Fund	0.500% of the first $1.5 billion 0.475% of the next $2.5 billion 0.450% in excess of $4 billion
Neuberger Berman Global Real Estate Fund	0.800%
Neuberger Berman Greater China Equity Fund	1.100% of the first $1 billion 0.950% in excess of $1 billion
Neuberger Berman International Small Cap Fund

0.850% of the first $250 million
0.825% of the next $250 million
0.800% of the next $250 million
0.775% of the next $250 million
0.750% of the next $500 million
0.725% of the next $2.5 billion
0.700% in excess of $4 billion

Neuberger Berman U.S. Equity Impact Fund	0.700%

Date:  March 3, 2021